Exhibit 5

Christopher C. Cambria, Esq.

May 31, 2006

L-3 Communications Holdings, Inc.
600 Third Avenue
New York, New York 10016
Ladies and Gentlemen:

I am General Counsel of L-3 Communications Holdings, Inc., a Delaware corporation (the ‘‘Company’’). This letter is being delivered in connection with the Registration Statement on Form S-8 (the "Registration Statement’’) filed by the Company with the Securities and Exchange Commission (the "Commission’’) under the Securities Act of 1933, as amended (the "Act’’), relating to the registration by the Company of 5,074,400 shares of Common Stock, par value $.01 per share (the "Shares’’), to be acquired by certain Company employees under the L-3 Communications Corporation Employee Stock Purchase Plan (the "Plan’’).

I have examined the Registration Statement and the Plan. I also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as I have deemed relevant and necessary in connection with the opinions expressed herein. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares to be issued by the Company pursuant to the Plan have been duly authorized and, upon their issuance and delivery in accordance with the Plan, will be validly issued, fully paid and nonassessable.

I do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Very truly yours, /s/ Christopher C. Cambria Christopher C. Cambria